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EXHIBITS

EXHIBIT 11.0      CHARTER OF THE AUDIT COMMITTEE

FINANCIAL EXPERIENCE.

         Each Member of the Audit Committee shall have sufficient financial experience and ability to enable such person to discharge the responsibilities of the Audit Committee, including accounting or business experience and relevant education. Further, at least one (1) Member of the Audit Committee shall be a "financial expert" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated there under, including that such person shall have:


         (a) an understanding of generally accepted accounting principles and financial statements;

         (b)      experience in -

                  (i) the preparation or auditing of financial statements of generally comparable issuers;

                  (ii) the application of such principles in connection with the accounting for estimates, accruals and reserves;

                  (iii)    experience with internal accounting controls; and

                  (iv)     an understanding of Audit Committee functions.

SELECTION OF THE FINANCIAL EXPERT.

         At its first meeting following adoption of this Revised Audit Committee Charter, the Committee shall select the Member of the Audit Committee serving thereon as the "financial expert" of the Committee, and the person so serving shall authorize the Company to identify such person thereafter as the financial expert of the Committee. The financial expert shall bear no lesser or greater responsibility to the Company than the other Members of the Board of Directors on the Audit Committee.

EXCLUSIVE AUTHORITY OF THE COMMITTEE.

         The Audit Committee shall have exclusive authority over the hiring, firing, and terms of engagement of each public accounting firm which performs any audit services required by the Company or any subsidiary thereof. No such public accounting firm may render non-audit services to the Company or any subsidiary thereof without prior approval by the Audit Committee, unless the


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requirement of prior approval is waived by the Audit Committee. The Audit
Committee may delegate to one (1) or more designated members of the Audit Committee the authority, subject to ratification by the full Committee, to grant waivers permitted hereunder. Waiver shall be permissible only if granted prior to completion of the audit for the period or periods in which the non-audit services were rendered, and the fees received by the public accounting firm for such non-audit services were not more than five (5%) percent of the total fees paid to such firm during the fiscal year in which such non-audit services were provided.

         Notwithstanding the foregoing, the Audit Committee may not permit, and may not waive, the necessity for prior approval of any non-audit service involving:


         1. bookkeeping or other services related to the accounting records or financial statements of the audit client;

         2.       financial information systems design and implementation;

         3. appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

         4.       actuarial services;

         5.       internal audit outsourcing services;

         6.       management functions or human resources;

         7. broker or dealer, investment adviser, or investment banking services;

         8.       legal services and expert services unrelated to the audit; and

         9. any other service that the Board determines, by regulation, is impermissible.

REPORTS TO AUDIT COMMITTEES.

         The Audit Committee shall receive and retain timely reports of each public accounting firm which performs any audit services for the Company relating to:

         (i)      accounting policies and practices to be used;

         (ii) any alternative treatments of financial information, within generally accepted accounting principles, discussed with management and considered by such firm;

         (iii) other material written communications between such firm and management, including, but not limited to, any management letter or schedule of unadjusted differences.



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AUDIT PARTNER ROTATION.

         The Committee shall undertake to assure that neither the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit of the Company's financial statements for any fiscal year ending on or after the date of adoption of those Charter persons who have performed audit services of any kind for the Company during the five (5) consecutive years immediately preceding such fiscal year.

COMPLAINT PROCEDURES:

         The Audit Committee shall establish procedures for:

         (a) the receipt, retention of any complaints regarding accounting, internal accounting controls or auditing matters; and

         (b) the confidential, anonymous submission by employees, and former employees, consultants of, and advisors to the company relating to concerns regarding questionable accounting or auditing matters

OTHER RESPONSIBILITIES.

         The Audit Committee shall also have such other responsibilities as the Committee shall deem necessary and appropriate to implement the provisions of this Charter, including:

                  1. to receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and to discuss with the independent accountant the independent accountant's independence;

                  2. to recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report;

                  3. to review with the independent auditors the Company's independent system of audit and financial controls and results of internal audits and to review such matters with appropriate members of management;

                  4. to review and discuss with management the Company's financial report, accounting standards and principles of the Company, and any significant changes in such standards or principles or in their application;


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                  5.  to review any and all transactions, including any material modifications of continuing transactions, between the Company and any officer or officers thereof for conflict of interests considerations;

                  6. to review all other matters pertaining to the integrity of management, including conflicts of interest, adherence to standards of business conduct, and report to the full Board thereon;

                  7. to review and approve the adoption of a code of ethics to be developed by the full Board of Directors for senior financial officers; and

                  8. to respond to any claim of wrongful discharge or discrimination in employment for any alleged cause or reason protected by Title 18 United States Code ss.1514A.

INDEPENDENT COUNSEL; ADVISERS.

         The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and to require the Company to provide appropriate funding, as determined by the Audit Committee, for the payment to any advisers so employed by the Audit Committee.













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